AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1998

                                                   Registration No. 333-41349-99
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    ----------------------------------------
                                 POST-EFFECTIVE
                                 AMENDMENT NO. 2
                                   TO FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                    ----------------------------------------

                         CABLEVISION SYSTEMS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
         (State or Other Jurisdiction of Incorporation or Organization)

                                   11-3415180
                        (IRS Employer Identification No.)

                               ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797
                            TELEPHONE: (516) 364-8450
               (Address of Principal Executive Offices) (Zip Code)

              -----------------------------------------------------
               FIRST AMENDED AND RESTATED 1996 EMPLOYEE STOCK PLAN
                            (Full Title of the Plans)
              -----------------------------------------------------

                                 ROBERT S. LEMLE
             EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         CABLEVISION SYSTEMS CORPORATION
                               ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797
                     (Name and Address of Agent for Service)

                                 (516) 364-8450
          (Telephone Number, Including Area Code, of Agent for Service)

                    ----------------------------------------


================================================================================

                   POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8

    EXPLANATORY NOTE

    This Post-Effective Amendment contains a "re-offer prospectus" relating to shares of Class A Common Stock received in restricted form or upon exercise of options granted to directors or employees of Cablevision Systems Corporation pursuant to its First Amended and Restated 1996 Employee Stock Plan. In addition to those directors or employees named herein in respect of the number of shares set forth herein, the names of additional directors or employees who shall reoffer shares pursuant to this Prospectus and the amounts of additional shares to be reoffered shall be set forth in one or more supplements to this re-offer prospectus.

PROSPECTUS
----------






                         CABLEVISION SYSTEMS CORPORATION


                                    SHARES OF

                              CLASS A COMMON STOCK

                           (PAR VALUE $.01 PER SHARE)


                              --------------------


    The shares of Class A Common Stock (par value $.01 per share) (the "Class A Common Stock") of Cablevision Systems Corporation ("Cablevision") offered hereby (the "Shares") may be offered or sold from time to time as described in this Prospectus by individuals who are deemed "affiliates" of Cablevision Systems Corporation (the "Selling Stockholders"). Such shares were originally issuable under the First Amended and Restated 1996 Employee Stock Plan.

    Holders of Class A Common Stock are entitled, except under limited circumstances, to elect 25 percent of the total number of members of the Board of Directors of Cablevision. Holders of Cablevision's Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), are entitled, except under limited circumstances, to elect the remaining 75 percent of directors. Except in the election of directors, in certain other limited circumstances described in Cablevision's Certificate of Incorporation, and as may be otherwise required by statute, the holders of Class A Common Stock and Class B Common Stock vote together as a single class. Each share of Class A Common Stock entitles the holder thereof to cast one vote at a meeting of stockholders. Each share of Class B Common Stock entitles the holder thereof to cast ten votes at a meeting of stockholders.

    Holders of Class A Common Stock and Class B Common Stock are entitled to receive equally on a per share basis any dividends or distributions declared by the Board of Directors. In the event of liquidation, holders of Class A and Class B Common Stock share with each other on a ratable basis as a single class in the net assets of Cablevision available for distribution in respect of such stock.

    Each Selling Stockholder may offer and sell the Shares from time to time, directly or through agents, dealers or underwriters designated from time to time, on terms to be determined at the time of offer or sale. The aggregate proceeds to the Selling Stockholders from the sale of the Shares will be the total purchase price of the Shares sold, less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of the offering not borne by Cablevision. None of the proceeds from the sale of Shares pursuant to this Prospectus will be received by Cablevision. Cablevision will pay certain expenses, estimated at $10,000, in connection with the offering and sales of Shares pursuant hereto. Cablevision has agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities under the Securities Act of 1933. See "Selling Stockholders", "Plan of Distribution" and "Statement of Indemnification".

    To the extent required, the purchase price or public offering price of any Shares, the names of any agent, dealer or underwriter and any applicable commission, discount or concessions allowed or reallowed with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

    INVESTMENT IN THE SHARES INVOLVES SIGNIFICANT RISKS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.

    The Selling Stockholders and any agents, dealers or underwriters that participate with a Selling Stockholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. See "Plan of Distribution" and "Statement of Indemnification" for indemnification arrangements.

    The Class A Common Stock is currently traded on the American Stock Exchange under the symbol "CVC".

                            -----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    COMMISSION  OR ANY STATE SECURITIES COMMISSION PASSED UPON  THE ACCURACY
     OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.


                            -----------------------


    No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offers described in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Cablevision Systems Corporation. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, securities in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction.

                            -----------------------

                  The date of this Prospectus is April 3, 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Available Information.......................................................3
Incorporation of Certain Documents by Reference.............................3
Purpose of This Prospectus..................................................4
Risk Factors................................................................4
Use of Proceeds.............................................................8
Selling Stockholders........................................................8
Plan of Distribution........................................................9
Experts....................................................................10
Validity of Class A Common Stock...........................................10
Statement of Indemnification...............................................10



                              AVAILABLE INFORMATION

    Cablevision Systems Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Cablevision may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: 7 World Trade Center, 13th Floor, New York, New York 10048; and 230 South Dearborn Street, Chicago, Illinois 60604, and are also available on the Commission's World Wide Web site at http:/www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Cablevision hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:

    (a) Cablevision's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Form 10-K");

    (b) the description of the Class A Common Stock contained in Cablevision's Registration Statement on Form S-4 (No. 333-44547), including any amendment or report filed for the purpose of updating such description; and

    (c) all documents filed by Cablevision pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering made hereby.

    As used herein, unless the context otherwise requires, the term "Consolidated Financial Statements" refers to the Consolidated Financial Statements and the notes thereto of CSC Holdings, Inc. incorporated by reference from Cablevision's Form 10-K, the term "Management's Discussion and Analysis" refers to the Management's Discussion and Analysis of Financial Condition and Results of Operations incorporated by reference from the Form 10-K, and the "Corporation" shall mean Cablevision Systems Corporation and its consolidated subsidiaries, including CSC Holdings,

Inc., after giving pro forma effect to the holding company restructuring pursuant to an Amended and Restated Contribution and Merger Agreement, dated June 6, 1997.

    All share and per-share information included herein gives effect to the one-for-one stock dividend paid on March 30, 1998.

    Any statement contained herein, in any accompanying prospectus supplement or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein, in any accompanying prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Cablevision will provide without charge to each person, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents or any other information incorporated herein by reference or in the Registration Statement to which this Prospectus relates (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Cablevision's principal executive offices are located at One Media Crossways, Woodbury, New York 11797, and its telephone number is (516) 364-8450. Requests for such copies should be directed to the Secretary of Cablevision at its executive offices.


                           PURPOSE OF THIS PROSPECTUS

    This Prospectus relates to resales of, or offers to sell, if any, the Class A Common Stock of Cablevision received in restricted form or upon exercise of options granted under the First Amended and Restated 1996 Employee Stock Plan (the "Plan") by directors or employees of Cablevision who are deemed "affiliates" of Cablevision as the term "affiliate" is used in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act").


                                  RISK FACTORS

    Purchase of the Class A Common Stock involves various risks, including the following, which, together with the other matters set forth herein or in a supplement hereto or incorporated by reference herein, should be carefully considered by prospective investors.

    Substantial Indebtedness and High Degree of Leverage. The Corporation has incurred substantial indebtedness and issued substantial amounts of mandatorily redeemable preferred stock, primarily to finance acquisitions and expansion of its operations, to refinance outstanding indebtedness and, to a lesser extent, for investments in and advances to affiliate. The Corporation's consolidated debt plus the Corporation's 11 3/4% Series H Redeemable Exchangeable Preferred Stock and 11 1/8% Series M Redeemable Exchangeable Preferred Stock aggregated approximately $5.8 billion at December 31, 1997. See Note 5 of Notes to the Consolidated Financial Statements. As a result of the Corporation's high level of indebtedness and the significant amount of redeemable preferred stock, the Corporation has significant cash requirements to service indebtedness and to pay dividends and redemption amounts on redeemable preferred stock, increasing the Corporation's vulnerability to adverse developments in its business and adverse economic and industry conditions. Based on currently outstanding obligations, the Corporation's quarterly cash obligations for the first, second, third and fourth quarters of 1998 are currently expected to be (i) for debt service, approximately $30.5 million, $61.5 million, $30.5 million and $61.5 million, respectively, and (ii) for dividends on the Corporation's 8 1/2% Series I Cumulative Convertible Exchangeable Preferred Stock ("Series I Preferred Stock"), approximately $7.3 million per quarter. The Corporation also has outstanding cash redemption obligations for 1998, if the Corporation elects to pay in cash, of approximately $151 million in respect of the repayment of the Senior Subordinated Notes due 1998/2003 of Cablevision MFR, Inc. when due in the third quarter of 1998.

    Net Losses and Stockholders' Deficiency. The Corporation reported net losses applicable to common stockholders for the years ended December 31, 1997, 1996 and 1995 of $12.1 million, $459.9 million and $337.7 million, respectively. At December 30, 1997, the Corporation had a stockholders' deficiency of $2.4 billion. The net losses primarily reflect high levels of interest expense and depreciation and amortization charges relating to the depreciation of assets obtained through, and debt incurred to finance, acquisitions. Interest expense and depreciation and amortization charges remained at a high level throughout 1995, 1996 and 1997 and will continue at high levels throughout 1998 and future years as a result of previously completed, pending and future acquisitions, expected capital expenditures and additional investments in the Corporation's programming operations. The Corporation expects to continue incurring substantial losses for at least the next several years. See "Management's Discussion and Analysis--Liquidity and Capital Resources" in the Form 10-K.

    Intangible Assets. The Corporation had total assets at December 31, 1997 of approximately $5.6 billion, of which approximately $2.3 billion were intangible assets, principally subscriber lists, franchises, excess costs over fair value of net assets acquired, deferred financing acquisition and other costs and deferred interest expense. It is possible that no cash would be recoverable from the voluntary or involuntary sale of these intangible assets.

    Need for Additional Financing. The Corporation's businesses require substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of cable plant, the offering of new services and further participation in existing services, the funding of costs of cable programming services and other businesses prior to their becoming cash-flow positive, and the servicing, repayment or refinancing of its indebtedness and mandatorily redeemable preferred stock. The Corporation will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay the principal of and interest on its debt and to pay dividends and make redemption payments on its preferred stock. The Corporation also intends to incur additional costs to facilitate the startup of such adjunct businesses as high speed data service, digital video service and residential telephony. Depending upon the timing and scope of the rollout of these businesses, as to which the Corporation has made no definitive decision, the Corporation may require significant additional capital. Depending on the scope of the Corporation's participation in personal communications services ("PCS") and direct broadcasting satellite ("DBS") ventures, as to which the Corporation has made no definitive decision, significant additional capital may also be required for these businesses. The Corporation is not currently able to estimate the amounts of such capital expenditures, which would depend highly upon, among other things, the timing and scope thereof. In addition, the Corporation may require additional capital if (i) it elects to pay cash to acquire ITT Corporation's remaining interest in Madison Square Garden, L.P. ("MSG") following an exercise by ITT Corporation of its put rights at approximately $188 million in cash or by the Corporation of its call rights with respect to such interests (see "Business--Programming and Entertainment Operations--Madison Square Garden" in the Form 10-K) or (ii) it elects to pay cash of up to $151 million in order to repay the Senior Subordinated Notes due 1998/2003 of Cablevision MFR, Inc. when due in August 1998. There can be no assurance that the Corporation will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Management's Discussion and Analysis--Liquidity and Capital Resources".

    Future Capital Expenditures and Commitments. The Corporation intends to make substantial capital expenditures, including major system upgrades, with respect to its cable television systems over the next several years. In addition, the Corporation, through Rainbow Media Holdings, Inc. ("Rainbow Media") and its subsidiaries, has entered into numerous contracts relating to cable television programming, including rights agreements with professional and other sports teams. These contracts typically require substantial payments over extended periods of time. See Note 12 of Notes to the Consolidated Financial Statements for a discussion of commitments. For further commitments, see "--Need for Additional Financing."

     Voting Control by Majority Stockholders; Disparate Voting Rights. The following section describes the voting and ownership structure of Cablevision as of September 20, 1997 giving pro forma effect to a one-for-one stock dividend distributed by Cablevision on March 30, 1998. As of September 30, 1997, Charles
F. Dolan beneficially owned and possessed sole voting power with respect to 15,610 shares or 0.1% of Cablevision's outstanding Class A Common Stock and 9,718,562 shares or 43.7% of Cablevision's outstanding Class B common stock (the "Class B Common Stock" and, collectively with the Class A Common Stock, the "Common Stock"). In addition, an aggregate of 2,480,000 shares or 11.2% of the outstanding Class B Common Stock were held by a grantor retained annuity trust (the "GRA Trust") established by Mr. Dolan for estate planning purposes. Mr. Dolan may be deemed to have beneficial ownership of the shares of Class B Common Stock held by the GRA Trust due to his right to reacquire the Class B Common Stock held by the GRA Trust by substituting other property of equivalent value, but, until such event, the GRA Trust, through its co-trustees (who are Mr. Dolan and his spouse), has the power to vote and dispose of the shares of Class B Common Stock held by it. As a result of his direct holdings and his beneficial ownership of the shares held by the GRA Trust, Mr. Dolan beneficially owned 15,610 shares or 0.1% of Cablevision's outstanding Class A Common Stock and 12,198,562 shares or 54.9% of Cablevision's outstanding Class B Common Stock. On a combined basis, these shares represented 24.5% of the total number of shares of both classes of Common Stock and 48.8% of the total voting power of the Common Stock. Other trusts established by Mr. Dolan for the benefit of certain Dolan family members, and as to which Mr. Dolan disclaims beneficial ownership, owned an additional 78,000 shares of Class A Common Stock or 0.3% of the Class A Common Stock and 10,033,856 shares of the Class B Common Stock or 45.1% of the Class B Common Stock and 40.1% of the total voting power of all classes of the Common Stock. As a result of this stock ownership, Dolan family members have the power to elect all the directors subject to election by holders of the Class B Common Stock, which directors constitute 75% of the entire Board of Directors of Cablevision. Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, Dolan family members may control stockholder decisions on matters in which holders of Class A and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of Cablevision's certificate of incorporation (the "Certificate of Incorporation") and the approval of fundamental corporate transactions, including mergers. In addition, because the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Class B Common Stock, voting separately as a class, is required to approve (i) the authorization of issuance of any additional shares of Class B Common Stock and (ii) any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation which adversely affects the powers, preferences or rights of the Class B Common Stock, Dolan family members also have the power to prevent such issuance or amendment. The voting rights of the Class B Common Stock beneficially owned by the Dolan family members will not be modified as a result of any transfer of legal or beneficial ownership thereof. Dolan family members and other holders of Class B Common Stock are parties to a stockholders agreement with TCI Communications, which agreement provides for certain rights of and limitations on the Class B stockholders, TCI Communications, Inc. and Cablevision with respect to the Common Stock. None of the figures or percentages contained in this paragraph give effect to the 12,235,543 shares of Class A Common Stock issued pursuant to the Amended and Restated Contribution and Merger Agreement dated June 6, 1997, or any other issuances of common stock that has taken place since September 30, 1997. See "Business--The Holding Company Reorganization and TCI Transactions -- TCI Transactions" in the Form 10-K.

    Restrictive Covenants. Certain of the Corporation's debt instruments, including its principal bank credit agreement (the "Credit Agreement"), contain various financial and operating covenants which, among other things, require the maintenance of certain financial ratios and restrict the Corporation's ability to borrow funds from other sources and to utilize funds for various purposes, including investments in certain subsidiaries. Violation of the covenants in the Credit Agreement or in the indentures governing the Corporation's publicly-issued debentures and notes could result in a default under the Credit Agreement which would permit the bank lenders thereunder (i) to restrict the Corporation's ability to borrow undrawn funds under the Credit Agreement and
(ii) to accelerate the maturity of borrowings thereunder. See "Management's Discussion and Analysis--Liquidity and Capital Resources".


    Risks Related to Regulation. The Corporation's cable television operations may be adversely affected by government regulation, the impact of competitive forces and technological changes. In 1992, Congress enacted the 1992 Cable Act, which represented a significant change in the regulatory framework under which cable television systems operate. In 1993 and 1994, the Federal Communications Commission ("FCC") ordered reductions in cable television rates. In 1995, a Federal appeals court upheld the material aspects of the FCC's rate regulation scheme. Congress subsequently enacted legislation (the "Telecommunications Act of 1996") that relaxes the regulation of cable television rates; however, the most significant rate regulation relaxation affecting the Corporation will not occur until after March 31, 1999. Recently, certain members of Congress have proposed that the relaxation of rate regulation after March 31, 1999 should be reevaluated in light of market conditions. The Corporation cannot predict whether any legislation related thereto will be considered by Congress and what form any legislation, if enacted into law, would take. See "Business--Cable Television Operations--Competition" and "Business--Cable Television Operations--Regulation" in the Form 10-K.

    Risk of Competition. Cable operators compete with a variety of distribution systems, including broadcast television stations, DBS, multichannel multipoint distribution services ("MMDS"), satellite master antenna systems ("SMATV") and private home dish earth stations. For example, four DBS systems are now operational in the United States, some with investment by companies with substantial resources such as Hughes Electronics Corp. Certain members of Congress have called for changes in the federal copyright laws to permit DBS systems to retransmit local broadcast signals to DBS customers. If enacted, such amendments could enhance the competitive position of DBS systems.

    The 1992 Cable Act prohibits a cable programmer that is owned by or affiliated with a cable operator (such as Rainbow Media) from unreasonably discriminating among or between cable operators and other multichannel video distribution systems with respect to the price, terms and conditions of sale or distribution of the programmer's satellite-delivered services and from unreasonably refusing to sell any such service to any multichannel video programming distributor. In several instances, Rainbow Media has been ordered by the FCC to provide satellite-delivered programming to multi-channel video programmers after such multi-channel video programmers have filed complaints pursuant to these program-access rules. The FCC has recently sought comment on whether it can and should extend these program-access rules to cover some terrestrial-delivered programming by programmers such as Rainbow Media. In addition, proposals have been made to Congress in support of such extensions. The Corporation cannot predict whether such an extension will be adopted by the FCC or considered by Congress and, if so, what effect it might have on the Corporation's operations. Cable systems also compete with the entities that make videotaped movies and programs available for home rental.

    The 1992 Cable Act regulates the ownership by cable operators of MMDS and SMATV. Under the Telecommunications Act of 1996, the cross-ownership provisions do not apply to any cable operator in a franchise area in which a cable operator faces competition from video programming distributors meeting certain statutory requirements. The Telecommunications Act of 1996 gives telephone companies and other video providers the option of providing video programming to subscribers through "open video systems" ("OVS"), a wired video delivery system similar to a cable television system that would not require a local cable franchise. Several OVS operators have sought to enter New York City, Boston and Westchester County, New York. Additional video competition to cable systems is possible from new wireless local multipoint distribution services ("LMDS") authorized by the FCC, for which spectrum will be auctioned by the FCC in early 1998.

    Competition from Telephone Companies. The 1984 Cable Act barred co-ownership of telephone companies and cable television systems operating in the same service areas. The Telecommunications Act of 1996 repeals this restriction and permits a telephone company to provide video programming directly to subscribers in its telephone service territory, subject to certain regulatory requirements, but generally prohibits a telephone company from acquiring an in-region cable operator, except in certain small markets under certain circumstances. Telephone companies (Ameritech Corp. in Ohio and Southern New England Telephone Co. in Connecticut) have obtained or applied for local franchises to construct and operate cable television systems in several communities in which the Corporation currently holds cable franchises, and in certain locations have commenced offering service. Neither the 1984 Cable Act nor the 1992 Cable Act bars a telephone company from acquiring cable systems outside its telephone service area. Several Regional Bell operating companies have purchased or made investments in such cable systems. See "Business--Cable Television Operations--Regulation" in the Form 10-K.

    Risk of Non-Exclusive Franchises and Franchise Renewals. The Corporation's cable television systems are operated primarily under non-exclusive franchise agreements with local government franchising authorities, in some cases with the approval of state cable television authorities. The Corporation's business is dependent on its ability to obtain and renew its franchises. Although the Corporation has never lost a franchise as a result of a failure to obtain a renewal, its franchises are subject to non-renewal or termination under certain circumstances. In certain cases, franchises have not been renewed at expiration and the Corporation operates under either temporary operating agreements or without a license while negotiating renewal terms with the franchising authorities. See "Business--Cable Television Operations--Franchises" in the Form 10-K.

    No Dividends Paid or to be Paid. Cablevision has never declared or paid dividends on any of its Common Stock and has no intention to pay cash dividends on such stock in the foreseeable future. In addition, certain debt instruments to which the Corporation is a party contain covenants which effectively prohibit the payment of such dividends.

    Shares Eligible for Future Sale. On March 24, 1998, 52,672,196 shares of Class A Common Stock were outstanding giving effect to the one-for-one stock dividend paid on March 30, 1998. Cablevision has granted to each of Mr. Dolan, certain Dolan family interests, the Dolan Family Foundation, John Tatta, a director of CSC Holdings, Inc. and Cablevision, and certain Tatta family interests registration rights with respect to 874,375 shares of Class A Common Stock held by them on such date, as well as with respect to 12,423,532 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. The direct or indirect subsidiaries of Tele-Communications, Inc. holding Class A Common Stock have certain registration rights with respect to such shares of Class A Common Stock. Sales of a substantial number of shares of Class A Common Stock or Class B Common Stock could adversely affect the market price of the Class A Common Stock and could impair the Corporation's future ability to raise capital through an offering of its equity securities.


                                 USE OF PROCEEDS

    The Shares may be sold hereunder from time to time by the Selling Stockholders, and Cablevision will not receive any of the proceeds from such sales.


                              SELLING STOCKHOLDERS

    The Shares may be offered from time to time by each individual Selling Stockholder listed in the table below up to the amount set forth opposite such individual's name under the column captioned "Shares of Class A Common Stock to be Offered Hereby" or such additional amount as shall be set forth in a supplement or supplements to this Prospectus or by such other employees of Cablevision as may be named in a supplement or supplements to this Prospectus. The following table sets forth the relationship which each such individual Selling Stockholder has had with Cablevision during the past three years, the number of shares of Class A Common Stock which each such individual owns or for which such individual holds options pursuant to the Plan and which may be offered hereby, the number of shares of Class A Common Stock owned by such individual and the number of options to purchase shares of Class A Common Stock which such individual holds other than pursuant to the Plan.

    Because each Selling Stockholder may offer some or all of the Shares pursuant to the offerings contemplated by this Prospectus, because the offerings of the Shares are not necessarily being made on a firm commitment basis and because each Selling Stockholder could purchase additional Class A Common Stock from time to time, no estimate can be given as to the amount of Class A Common Stock that will be held by the Selling Stockholders after completion of this offering. See "Plan of Distribution".

                                                               Shares
                                                                 of               Shares of
                                                              Class A              Class A
                                                            Common Stock         Common Stock
                                                           to be Offered           Currently
          Name                      Position                   Hereby*              Owned**
----------------------     -------------------------       -------------         ------------

Margaret Albergo           Senior Vice President
                             Planning and Performance          8,333                26,431

William J. Bell            Vice Chairman and                  58,333               268,198
                             Director

Marc A. Lustgarten         Vice Chairman and                  59,998               274,626
                             Director

Robert S. Lemle            Executive Vice                     62,932               237,248
                             President,
                             General Counsel,
                             Secretary and
                             Director

Andrew Rosengard           Executive Vice                     13,200                39,284
                             President, Financial
                             Planning and
                             Controller

Barry J. O'Leary           Senior Vice President-             11,666                71,200
                             Finance and
                             Treasurer

Sheila A. Mahony           Senior Vice President              11,666                63,084
                             and Director

Joseph Cece                Senior Vice President,              5,000                13,126
                             Strategic Planning


                              PLAN OF DISTRIBUTION

    Any of or all of the Shares may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the Shares through underwriters, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom they may act. The Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be underwriters under the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required, at the time a particular offer of Shares is made a supplement to this Prospectus will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any


--------
*    Certain of the employee stock options are not yet exercisable.

**   Including shares under options to purchase Class A Common Stock.

discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

    The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices.

    Cablevision is paying certain expenses (not including commissions of dealers or agents) incident to the offering and sale of the Shares to the public, which are estimated to be approximately $10,000. If and when Cablevision is required to update this Prospectus, it may incur additional expenses in excess of the amount estimated above.

    In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is met.

    Pursuant to the Plan, Cablevision agreed to use its best efforts to keep the Registration Statement of which this Prospectus forms a part continuously effective for a period of at least two years from the date the Shares were issued by Cablevision. Cablevision has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Statement of Indemnification".


                                     EXPERTS

    The consolidated financial statement of Cablevision Systems Corporation and subsidiary as of December 31, 1997 that is included in the Form 10-K, which is incorporated in this Prospectus by reference has been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements and schedule of CSC Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997 that are included in the Form 10-K which is incorporated in this Prospectus by reference have been incorporated herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                        VALIDITY OF CLASS A COMMON STOCK

    The validity of shares of Class A Common Stock offered hereby has been passed upon for Cablevision by Robert S. Lemle, Esq., Executive Vice President, General Counsel and Secretary of Cablevision. As of the date of this Prospectus, Mr. Lemle owned 448 shares of Class A Common Stock and held options to purchase 158,800 shares of Class A Common Stock pursuant to the Plan and other options to purchase an additional 78,000 shares of Class A Common Stock.


                          STATEMENT OF INDEMNIFICATION

    Under provisions of the Certificate of Incorporation of Cablevision, each person who is or was a director or officer of Cablevision shall be indemnified by Cablevision to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, which provides that a corporation shall have the power to indemnify an agent, officer or director who was or is threatened to be made a party to any proceedings, against certain expenses, judgments, fines, settlements and other accounts under certain circumstances. The By-laws of Cablevision provide that the Board of Directors may advance expenses incurred by an officer or director in defending certain proceedings upon receipt of an undertaking to repay such amount under certain circumstances. The stockholders of Cablevision, at the annual meeting held on September 23, 1987, authorized and approved a form of Indemnification Agreement. Cablevision has entered into such Indemnification

Agreement with approximately 15 officers and directors of Cablevision. Such Indemnification Agreement provides that Cablevision will, subject to certain exceptions, indemnify each such person in respect of losses or expenses incurred as a result of threatened, pending or completed actions or proceedings involving such person and relating to such person's service as an officer or director of Cablevision, including losses and expenses in respect of actions or proceedings brought under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling Cablevision pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    The first paragraph of Article Ninth of Cablevision's Certificate of Incorporation provides:

         The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. Such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

    Article VIII of the By-Laws of Cablevision provides:

         A. The corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while serving as a director, officer, employee or agent, to the maximum extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the Delaware General Corporation Law so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article or otherwise.

         B. The right to indemnification and advancement of expenses conferred on any person by this Article shall not limit the corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         C. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

    Cablevision has entered into indemnification agreements with certain of its officers and directors indemnifying such officers and directors from and against certain expenses, liabilities or other matters referred to in or covered by
Section  145 of the  Delaware  General  Corporation  Law.

    Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The second paragraph of Article Ninth of Cablevision's Certificate of Incorporation provides for such limitation of liability.

ITEM 8.  EXHIBITS

4.2 Certificate of Designations for Cablevision's Series L Redeemable Exchangeable Preferred Stock (incorporated herein by reference to Exhibit 3.1G to Cablevision's Annual Report on Form 10-K for the year ended December 31, 1995).

4.3 Certificate of Designations for Cablevision's Series M Redeemable Exchangeable Preferred Stock (incorporated herein by reference to Exhibit 4.1(f) to Cablevision's Registration Statement on Form S-4, Registration No. 333-00527).

4.4 Indenture dated as of December 1, 1997 relating to Cablevision's $500,000,000 7 7/8% Senior Notes due 2007 and its $300,000,000 7 7/8%
         Senior Debentures due 2018 (incorporated herein by reference to Exhibit
         4.4 to the S-4).

4.5 Indenture dated as of February 15, 1993 relating to Cablevision's $200,000,000 9 7/8% Senior Subordinated Debentures due February 15, 2013 (incorporated herein by reference to Exhibit 4.3 to the 1992 10-K).

4.6 Indenture dated as of April 1, 1993 relating to Cablevision's $150,000,000 9 7/8% Senior Subordinated Debentures due 2023 (incorporated herein by reference to Cablevision's Registration Statement on Form S-4, Registration No. 33-61814).

4.7 Supplemental Indenture dated as of November 1, 1995 between Cablevision and The Bank of New York, Trustee to the Indenture dated November 1, 1995 (incorporated herein by reference to Exhibit 99.6 to Cablevision's Current Report on Form 8-K (File No. 1-9046), filed November 1, 1995).

4.8 Indenture dated August 15, 1997 relating to Cablevision's $400,000,000 8 1/8% Senior Debentures due 2009 (incorporated herein by reference to Cablevision's Registration Statement on Form S-4, Registration No. 333-38013).

4.9 Indenture dated as of November 1, 1995 relating to Cablevision's $150,000,000 9 7/8% Senior Subordinated Notes due 2006, $300,000,000
         9 1/4% Senior Subordinated Notes due 2005 and $250,000,000 10 1/2% Senior Subordinated Debentures due 2016 (incorporated herein by reference to Exhibit 99.6 to Cablevision's Current Report on Form 8-K filed November 1, 1995).

4.10 Certificate of Designations for Cablevision's Series E Redeemable Exchangeable Convertible Preferred Stock (incorporated herein by reference to Cablevision's Annual Report on Form 10-K/A for the year ended December 31, 1993, filed on April 13, 1994).

4.11 Certificate of Designations for Cablevision's Series F Redeemable Preferred Stock (incorporated herein by reference to Cablevision's Annual Report on Form 10-K/A for the year ended December 31, 1993, filed on April 13, 1994).

4.12 Certificate of Designations for Cablevision's Series G Redeemable Preferred Stock (incorporated herein by reference to Exhibit 3.1D to Cablevision's Registration Statement on Form S-4, Registration No. 33-62717).

4.13 Certificate of Designations for Cablevision's Series H Redeemable Exchangeable Preferred Stock (incorporated herein by reference to Exhibit 4.1E to Cablevision's Registration Statement on Form S-4, Registration No. 33-63691).

4.14 Certificate of Designations for Cablevision's Series I Cumulative Convertible Exchangeable Preferred Stock (incorporated herein by reference to Exhibit 99.3 to Cablevision's Current Report on Form 8-K (File No. 1-9046) dated November 7, 1995).

5.       Opinion  of Robert S.  Lemle as to the  validity  of the Class A Common
         Stock.*

23.1.    Consent of KPMG Peat Marwick LLP.

23.2.    Consent of Robert Lemle (included in Exhibit 5).

24.      Power of Attorney (included in the signature page).



--------
*  Previously filed.

ITEM 9.  REQUIRED UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes;

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

        (3) To remove from  registration by means of a post-effective  amendment
    any  of  the  securities   being  registered  which  remain  unsold  at  the
    termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any arrangement or provision, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Woodbury and the State of New York, on the 2nd day of April, 1998.

                                        CABLEVISION SYSTEMS CORPORATION


                                        By: /s/ William J. Bell
                                           ----------------------------
                                        Name:  William J. Bell
                                        Title: Vice Chairman and Director


                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William J. Bell, Robert S. Lemle and Barry J. O'Leary, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 2, 1998.


         SIGNATURE                                                    TITLE
         ---------                                                    -----


 /s/  James L. Dolan                    Chief Executive Officer and Director (Principal Executive Officer)
---------------------------------
      James L. Dolan


 /s/ William J. Bell                    Vice Chairman and Director (Principal Financial Officer)
---------------------------------
    William J. Bell


 /s/ Andrew B. Rosengard                Executive Vice President, Financial Planning and Controller (Principal
---------------------------------       Accounting Officer)
  Andrew B. Rosengard


 /s/ Charles F. Dolan                   Chairman of the Board of Directors
---------------------------------
    Charles F. Dolan


 /s/ Thomas C. Dolan                    Senior Vice President, Chief Information Officer and Director
---------------------------------
    Thomas C. Dolan


 /s/ Marc A. Lustgarten                 Vice Chairman and Director
---------------------------------
    Marc A. Lustgarten


                                        Director
---------------------------------
   Leo J. Hindrey, Jr.


 /s/ Robert S. Lemle                    Executive Vice President, General Counsel, Secretary and Director
---------------------------------
     Robert S. Lemle


 /s/ Sheila A. Mahony                   Senior Vice President and Director
---------------------------------
    Sheila A. Mahony

                                      -16-



         SIGNATURE                                                    TITLE
         ---------                                                    -----




                                        Director and Chairman of the Executive Committee
---------------------------------
         John Tatta



                                        Director
---------------------------------
     Patrick F. Dolan



                                        Director
---------------------------------
       John C. Malone



 /s/ Charles D. Ferris                  Director
---------------------------------
    Charles D. Ferris



 /s/ Richard H. Hochman                 Director
---------------------------------
   Richard H. Hochman



 /s/ Victor Oristano                    Director
---------------------------------
     Victor Oristano



                                        Director
---------------------------------
       Vincent Tese




















                                      -17-